EXHIBIT 99.1

Investor Contact:
Andrew Skobe
Treasurer
212-702-4300

For Immediate Release: March 6, 2007

AMERICAN REAL ESTATE PARTNERS, L.P. REPORTS FULL YEAR
AND FOURTH QUARTER FINANCIAL RESULTS

•	Earnings of $798.8 million for 2006, compared to losses of $25.7 million for 2005

•	Board of Directors approved $0.10 per depositary unit quarterly distribution

•	Sold The Sands Hotel and Casino

•	Sold Oil & Gas operations

New York, NY - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its full year 2006 earnings of $798.8 million, or $12.69 per LP unit, compared to full year 2005 losses of $25.7 million, or $0.36 per LP unit, and its fourth quarter 2006 earnings of $565.4 million, or $8.96 per LP unit, compared to fourth quarter 2005 earnings of $63.0 million, or $1.00 per LP unit.

Full Year 2006

For 2006, revenues increased to $1.5 billion from $901.0 million for 2005. The increase in revenues was primarily due to the inclusion of revenue from AREP’s Home Fashion segment, which was acquired in August 2005, for the full year. AREP reported an operating loss of $89.8 million for 2006 compared to operating income of $45.2 million for 2005. This loss is primarily attributable to operating losses at AREP’s Home Fashion segment and the inclusion of restructuring and impairment expense of $45.6 million attributable to AREP’s Home Fashion segment for the full year 2006.

The following table presents results for 2006 and 2005 by segment and for discontinued operations ($ in millions):

	Operating Income (Loss)		Depreciation & Amortization
	2006	2005	2006	2005
Gaming (1)	$58.7	$67.0	$27.6	$22.3
Real Estate	27.9	17.8	6.1	5.1
Home Fashion (2)	(150.6)	(22.4)	31.6	19.4
Holding Company	(25.8)	(17.2)	6.2	3.5
Total	$(89.8)	$45.2	$71.5	$50.3
Discontinued Ops	$174.3	$34.9	$106.9	$108.5

(1)	Includes Aquarius since May 19, 2006.

(2)	Home Fashion results included from August 8, 2005.

Fourth Quarter 2006

For the fourth quarter of 2006, revenues decreased to $375.3 million from $404.5 million during the fourth quarter of 2005. The decrease in revenues was primarily due to lower revenue from AREP’s Home Fashion segment in the fourth quarter of 2006. AREP reported an operating loss of $26.7 million for the fourth quarter of 2006 compared to an operating loss of $0.8 million for the fourth quarter of 2005. This loss is primarily attributable to operating losses at AREP’s Home Fashion segment and the inclusion of restructuring and impairment charges of $12.0 million incurred by AREP’s Home Fashion segment for the fourth quarter of 2006.

The following table presents results for the fourth quarter of 2006 and 2005 by segment and for discontinued operations (in millions):

	Operating Income (Loss)		Depreciation & Amortization
For three months:	2006	2005	2006	2005
Gaming (1)	$16.0	$14.9	$7.8	$5.9
Real Estate	4.0	7.8	1.8	1.4
Home Fashion	(40.0)	(17.3)	5.4	12.5
Holding Company	(6.7)	(6.2)	2.9	0.8
Total	$(26.7)	$(0.8)	$17.9	$20.6
Discontinued Ops	$(19.6)	$66.1	$22.0	$27.8

(1)	Includes Aquarius since May 19, 2006.

Gaming

AREP’s wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos: Stratosphere Casino Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, and one casino in Laughlin, Nevada, the Aquarius Casino Resort, acquired on May 19, 2006.

For 2006, AREP’s Gaming segment, excluding the Aquarius, had net revenues of $328.1 million, a slight increase from 2005, operating income of $59.1 million, a decrease of 11.8% from 2005, and depreciation and amortization of $23.6 million.

For the fourth quarter of 2006, AREP’s Gaming segment, excluding the Aquarius, had net revenues of $81.7 million, a slight decrease from the fourth quarter of 2005, operating income of $14.2 million, a decrease of 4.9% from the fourth quarter of 2005, and depreciation and amortization of $6.0 million.

Real Estate

AREP’s Real Estate segment is comprised of three groups: rental real estate; property development and resort operations.

For 2006, real estate activities had revenues of $134.6 million, an increase of 34.2% from 2005, operating income of $27.9 million, an increase of 56.7% from 2005, and depreciation and amortization of $6.1 million.

For the fourth quarter of 2006, real estate activities had revenues of $31.8 million, a decrease of 5.4% from the fourth quarter of 2005, operating income of $4.0 million, a decrease of 48.7% from the fourth quarter of 2005, and depreciation and amortization of $1.8 million.

Home Fashion

AREP’s Home Fashion segment is comprised of the operations of WestPoint International, Inc., or WPI, an indirect subsidiary of AREP. On August 8, 2005, WPI completed the acquisition of substantially all the assets of WestPoint Stevens Inc. Prior to August 8, 2005, WPI did not have any operations. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.

For 2006, AREP’s Home Fashion segment had revenues of $957.6 million, an operating loss of $150.6 million and depreciation of $31.6 million. Included in the operating loss are $45.6 million of restructuring and impairment charges.

For the fourth quarter of 2006, AREP’s Home Fashion segment had net revenues of $236.6 million, a decrease of 18.2% from the fourth quarter of 2005, an operating loss of $40.0 million, an increase of 131.2% from the fourth quarter of 2005, and depreciation and amortization of $5.4 million. Included in the operating loss are $12.0 million of restructuring charges.

AREP believes that much stronger results will be realized at the Home Fashion segment in 2007 and that gross margins for the Home Fashion segment should more than double on average from 6% in 2006, to the low teens by the end of 2007. AREP believes that the Home Fashion segment may potentially reach a break-even EBITDA by the end of the fourth quarter of 2007.

Discontinued Operations

During the fourth quarter, we sold our Atlantic City Gaming operations and Oil & Gas operations for an aggregate gain of approximately $663.7 million, or a return on investment of 21% and 49%, respectively.

Sale of Atlantic City Gaming Operations

On November 17, 2006, our indirect majority-owned subsidiary, Atlantic Coast Entertainment Holdings, Inc., ACE Gaming LLC, or ACE, a New Jersey limited liability company and a wholly-owned subsidiary of Atlantic Coast which owns The Sands Hotel and Casino in Atlantic City, AREH, and certain other entities owned by or affiliated with AREH completed the sale to Pinnacle Entertainment, Inc. of the outstanding membership interests in ACE and 100% of the equity interests in certain subsidiaries of AREH which owned parcels of real estate adjacent to The Sands, including 7.7 acres of land known as the Traymore site. The aggregate price was approximately $274.8 million, of which approximately $200.6 million was paid to Atlantic Coast and approximately $74.2 million was paid to affiliates of AREH for subsidiaries which owned the Traymore site and the adjacent properties.

For 2006, our Atlantic City Gaming activities had revenues of $138.4 million, a decrease of 14.8% from 2005, and an operating loss of $13.1 million. For the fourth quarter of 2006, our Atlantic City Gaming activities had revenues of $14.4 million, a decrease of 61.1% from the fourth quarter of 2005, and an operating loss of $3.8 million.

Sale of Oil & Gas Operations

On November 21, 2006, we sold all of the issued and outstanding membership interests of our indirect wholly-owned subsidiary, NEG Oil & Gas LLC, to SandRidge Energy, Inc., formerly Riata Energy, Inc., for consideration consisting of $1.025 billion in cash, 12,842,000 shares of SandRidge’s common stock, valued at $18 per share at the date of closing, and the repayment by SandRidge of $300.0 million of debt of NEG Oil & Gas.

On November 21, 2006, National Energy Group, Inc., or NEGI, our majority-owned subsidiary, sold its membership interest in NEG Holding LLC to NEG Oil & Gas for approximately $260.8 million. NEG Oil & Gas owned the managing membership interest in NEG Holding LLC, which constituted all of the membership interests in NEG Holding LLC other than those held by NEGI.

For 2006, our Oil & Gas activities had revenues of $353.5 million, an increase of 77.7% from 2005, and operating income of $183.3 million compared to operating income of $37.5 million for 2005. For the fourth quarter of 2006, our Oil & Gas activities had revenues of $23.0 million, compared to $112.2 million for the fourth quarter of 2005, and an operating loss of $17.6 million compared to operating income of $66.2 million for the fourth quarter of 2005. 2006 results for our Oil & Gas activities are presented for the period from January 1, 2006 through November 21, 2006, the date of the sale.

Holding Company Activity

Total general and administrative expenses (including acquisition costs) incurred by the Holding Company were $6.7 million for the fourth quarter of 2006 compared to $6.2 million for the fourth quarter of 2005 and $25.8 million for 2006 compared to $17.1 million for 2005.

Conference Call Information

AREP will discuss full year and fourth quarter results on a conference call and Webcast on Tuesday, March 6, 2007 at 10:00 a.m. EST. The Webcast can be viewed live on AREP’s website at www.arep.com. It will also be archived and made available at www.arep.com under the Investor Relations Section. The dial-in number for the conference call is (800) 310-1961. There is no access code.

* * *

American Real Estate Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in three primary business segments: Gaming, Real Estate and Home Fashion. For more information, please visit the company’s website at www.arep.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars except per unit data)
(unaudited)

	Three Months Ended December 31,
	2006	2005

Revenues	$375.3	$404.5
Operating income (loss)	$(26.7)	$(0.8)
Interest expense	(27.5)	(24.5)
Interest income	16.9	7.4
Other income (expense), net	10.7	3.5
Equity in earnings of affiliate	3.1	0.8
Pre-tax income (loss)	(23.5)	(13.6)
Income tax expense	(3.1)	(4.8)
Minority interests	18.5	7.7
Income (loss) from continuing operations	(8.1)	(10.7)
Income (loss) from discontinued operations	573.5	73.7
Net earnings (loss)	$565.4	$63.0

Net earnings (loss) attributable to:
Limited partners	$554.1	$61.7
General partner	11.3	1.3
	$565.4	$63.0
Net earnings (loss) per LP unit:
Basic earnings (loss):
Income (loss) from continuing operations	$(0.13)	$(0.17)
Income (loss) from discontinued operations	9.09	1.17
Basic earnings (loss) per LP unit	$8.96	$1.00

Weighted average units
outstanding	61,857	61,857
Diluted earnings (loss):
Income (loss) from continuing operations	$(0.13)	$(0.17)
Income (loss) from discontinued operations	9.09	1.17
Diluted earnings (loss) per L.P. unit	$8.96	$1.00

Weighted average units and
equivalent units outstanding	61,857	61,857

APP-I-1

APPENDIX II

CONSOLIDATED STATEMENTS OF EARNINGS
In millions of dollars except unit and per unit data
(unaudited)

	Year Ended December 31,
	2006	2005

Revenues	$1,477.9	$901.0

Operating income (loss)	$(89.8)	$45.3
Interest expense	(106.6)	(91.2)
Interest income	52.7	42.8
Other income (expense), net	99.3	(12.9)
Equity in earnings of affiliate	12.6	1.4
Pre-tax income (loss)	(31.8)	(14.6)
Income tax expense	(13.3)	(18.2)
Minority interests	68.2	10.1
Income (loss) from continuing operations	23.1	(22.7)
Income (loss) from discontinued operations	775.7	(3.0)
Net earnings (loss)	$798.8	$(25.7)

Net earnings (loss) attributable to:
Limited partners	$782.9	$(20.3)
General partner	15.9	(5.4)
	$798.8	$(25.7)
Net earnings (loss) per LP unit:
Basic earnings (loss):
Income (loss) from continuing operations	$0.40	$(0.31)
Income (loss) from discontinued operations	12.29	(0.05)

Basic earnings (loss) per LP unit	$12.69	$(0.36)

Weighted average units outstanding	61,857	54,085

Diluted earnings (loss):
Income (loss) from continuing operations	$0.40	$(0.31)
Income (loss) from discontinued operations	12.29	(0.05)
Diluted earnings (loss) per L.P. unit	$12.69	$(0.36)

Weighted average units and
equivalent units outstanding	61,857	54,085

APP-II-1

APPENDIX III
CONSOLIDATED SUMMARY BALANCE SHEET
(unaudited)
The following table presents AREP’s consolidated summary balance sheet data as of
December 31, 2006 and December 31, 2005 ($ in millions):

	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$1,912.2	$460.1
Investments	539.1	720.5
Assets of discontinued operations available for sale	47.5	1,177.4
Other current assets	557.0	654.4
Total current assets	3,055.8	3,012.4
Non-current investments	179.9	100.3
Property, plant and equipment	907.1	749.7
Other assets	76.0	77.7
Intangible assets	25.9	23.4
Total assets	$4,244.7	$3,963.5

Liabilities
Current liabilities	$317.0	$426.1
Liabilities of discontinued operations available for sale	—	489.6
Long-term debt	1,185.0	1,111.7
Other long term-term liabilities	22.2	24.0
Preferred limited partnership units	117.7	112.0
Total liabilities	1,641.9	2,163.4
Minority interests	292.2	304.6
Partners’ equity	2,310.6	1,495.5
Total liabilities and partners’ equity	$4,244.7	$3,963.5

APP-III-1